FIRST AMENDMENT
TO
EQUITY ONE, INC.
AMENDED AND RESTATED
2000 EXECUTIVE INCENTIVE COMPENSATION PLAN

A.	The Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (the “Plan”), as approved by the Company’s stockholders on May 2, 2011, is hereby amended as follows:

1.	Section 10(e) of the Plan is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in the Plan to the contrary, without stockholder approval, in no event may the Board or the Committee
(a) reduce the exercise price of outstanding Options and SARs; or
(b) effect repricing of Options and SARs through cancellation and re-grants or cancellation in exchange for cash, other Awards or Options or SARs with a lower exercise price.”

B.	Except as amended herein, the Plan is confirmed in all other respects.

C.	The effective date of this First Amendment shall be May 9, 2014.